EXHIBIT 10.43

August 9, 2004

SunTrust Robinson Humphrey
Attn: Jonathan Hagan
3333 Peachtree Road, NE
11th Floor
Atlanta, Georgia 30326

Re:	Community Capital Corp. Rule 10b5-1 Plan for Share Repurchases

This letter will authorize SunTrust Robinson Humphrey (“SunTrust”) (acting as agent) to purchase shares of Community Capital Corp. (“Purchaser”) common stock, par value $1.00 per share (the “Common Stock”) on behalf of Purchaser pursuant to the following instructions:

1.	Shares of the Common Stock may be purchased up to the quantity and purchase price level specified from time to time in Schedule A to this letter.

2.	Shares of the Common Stock will be purchased in accordance with the requirements of Rule 10b-18(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

3.	Shares will be purchased according to the instructions set forth in this letter and in Schedule A.

4.	Repurchased shares will be transferred to Purchaser’s transfer agent, Registrar & Transfer Company, every settlement day following a purchase made pursuant to this letter, or on such other day or days as Purchaser may instruct. Any questions regarding this procedure should be directed to Purchaser’s Mary “Lee Lee” M. Lee at 864-941-8242.

5.	Reports will be provided to Purchaser every day that purchases are made by telephone, email or fax to Purchaser’s representatives listed on Schedule B showing with respect to each transaction effected on behalf of Purchaser the date, price and number of shares acquired.

6.	Purchaser shall pay SunTrust $.05 per share for stock purchased; such amount to be added by SunTrust to the principal purchase price for securities purchased under this letter of instructions.

7.	Purchaser intends that the instructions in this letter, including Schedule A, and the transactions effected pursuant thereto, comply in all respects with the requirements of Rule 10b5-1 under the Exchange Act and any interpretations of this rule published by the Securities and Exchange Commission and its staff.

8.	Purchaser understands that SunTrust may not be able to effect a Common Stock purchase due to a market disruption or a legal, regulatory or contractual restriction applicable to SunTrust. If any purchase cannot be executed as required by this letter, due to a market disruption, a legal, regulatory or contractual restriction applicable to SunTrust or any other event, SunTrust agrees to effect such purchase as promptly as practical after the cessation or termination or such market disruption, applicable restriction, or other event, subject to the instructions set forth in this letter and in Schedule A. In the event that SunTrust is unable to effect a Common Stock purchase for the reasons set forth in this paragraph, SunTrust will promptly notify Purchaser’s representatives listed on Schedule B via telephone, email or fax.

9.	Purchases under this letter of instructions shall be suspended as follows:

(a)	Promptly after Purchaser’s notification to SunTrust of legal, contractual or regulatory restrictions applicable to Purchaser or Purchaser’s affiliates that would prevent SunTrust from buying Common Stock for Purchaser’s account (such notice merely stating that there is a restriction applicable to Purchaser without specifying the reasons for the restriction).

(b)	In the event of a Qualifying Securities Offering (as defined below), from the Suspension Date until SunTrust receives notice from Purchaser of the Resumption Date (each as defined below); provided, however, that SunTrust has received reasonable notice of such Qualifying Securities Offering from Purchaser.

(c)	“Qualifying Securities Offering” means any offering of securities of Purchaser for cash in which the lead underwriter, lead manager, initial purchaser, placement agent or other entity performing a similar function (each, an “Underwriter”) requires Purchaser to agree to restrict Purchaser’s ability to effect purchases pursuant to this letter of instructions. “Suspension Date” means the earlier of (i) the date on which a preliminary prospectus, offering memorandum, offering circular or other disclosure document (each, a “Preliminary Offering Document”) is first used to market securities of Purchaser by the Underwriter or (ii) if no such offering document is used in connection with a Qualifying Securities Offering, the date on which the underwriting agreement, purchase agreement, placement agent agreement or similar agreement (each, an “Underwriting Agreement”) is entered into by the Underwriter and Purchaser. “Resumption Date” means the day immediately following the expiration of the time period during which Purchaser was restricted from effecting purchases pursuant to this letter of instructions in accordance with the Underwriting Agreement.

(d)	In the event that the SunTrust Robinson Humphrey Corporate & Executive Services Group becomes aware of material nonpublic information concerning Purchaser or the Common Stock, SunTrust may be required by applicable law or, in its sole discretion, find it advisable, to suspend purchases under this letter of instructions. In such case, SunTrust shall promptly notify Purchaser of the suspension of purchases.

10.	This letter of instructions is effective as of the date first written above and will terminate when Purchaser delivers written notice of termination to SunTrust.

11.	The terms of this engagement as agent for Purchaser will be kept confidential and not disclosed to any person without the express permission of Purchaser.

12.	This letter shall be governed by and construed in accordance with the laws of the State of New York.

Please return one signed copy of this letter to my attention. Thank you for your cooperation.

Sincerely,

/s/ R. Wesley Brewer

R. Wesley Brewer
Executive Vice President/CFO

ACCEPTED BY SUNTRUST ROBINSON HUMPHREY

By:	/s/ Henry W. Grady, III
Title: Date:	Henry W. Grady, III Director August 9, 2004

Schedule A

SEC Rule 10b5-1 Plan for the Period August 23, 2004 – February 28, 2005:

1.	SunTrust shall purchase Common Stock on behalf of Purchaser pursuant to the following instructions:

Purchase the maximum amount allowable under SEC Rule 10b-18 up to a maximum purchase price of $23.00 on any given day during the purchase plan period. The same price limit of $23.00 also goes for any block purchases (as defined in SEC Rule 10b-18) you can make over the same purchase plan period.

The maximum amount of shares of the Common Stock that may be purchased pursuant to the instructions in this letter is 100,000 shares.

Schedule B

Officers to be notified of any repurchase activity the morning after trade date:

Name	Title	Phone	Email
Wess Brewer	CFO	864-941-8290	wbrewer@capitalbanksc.com
Lee Lee M. Lee	Vice President	864-941-8242	leelee@capitalbanksc.com
Mary Beth Ginn		864-941-8284	mbginn@capitalbanksc.com